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                                                                      EXHIBIT 23



                        Consent of Independent Auditors


The Board of Directors
Highlands Insurance Group, Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-55699) on Form S-8 of Highlands Insurance Group, Inc. of our report dated June 18, 1999, relating to the statements of net assets available for plan benefits with fund information of Highlands Insurance Group Employees' Retirement and Savings Plan as of December 31, 1998 and 1997, and the related statement of changes in net assets available for plan benefits with fund information for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of Highlands Insurance Group Employees' Retirement and Savings Plan.



KPMG LLP

Houston, Texas
June 25, 1999



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